EXHIBIT 99.1

Zomedica Announces Second Quarter 2020 Financial Results

ANN ARBOR, Mich., Aug. 10, 2020 (GLOBE NEWSWIRE) -- Zomedica Pharmaceuticals Corp. (NYSE American:ZOM) (“Zomedica” or “Company”), a veterinary health company, today reported consolidated financial results for the second quarter ended June 30, 2020. Amounts, unless specified otherwise, are expressed in U.S. dollars and presented under accounting principles generally accepted in the United States of America (“U.S. GAAP”).

“During the last several months, Zomedica successfully managed any effect caused by the novel coronavirus pandemic and significantly strengthened its balance sheet. As we continued the development and testing of our TRUFORMA™ platform, we successfully completed verification of three assays, and began validation studies with three university veterinary school partners,” said Robert Cohen, Interim Chief Executive Officer.

Recent Corporate Highlights

  In April 2020, the Company announced that it had completed the verification of its TRUFORMATM point-of-care diagnostic instrument and first assay, canine total T4 (“tT4”) thyroxine.

  In April 2020, the Company completed a $4.0 million offering of common shares and warrants.

  In May 2020, Zomedica announced verification completion of feline tT4, and canine and feline TSH (thyroid stimulating hormone).  The TRUFORMATM tT4 and TSH assays were developed and verified for use with both canine and feline samples.

  In May 2020, the Company completed a $20.0 million offering of common shares and warrants.

  In June 2020, Zomedica announced the appointment of Robert Cohen as its new Interim Chief Executive Officer. Mr. Cohen brings a successful track record in developing and launching products in both the medical devise and biotechnology space, as well as managing and growing early stage healthcare-related companies.

  In July 2020, the Company completed a $30.0 million offering of common shares and warrants.

  In July 2020, the Company announced successful remote installation of its TRUFORMATM platform, and that it had completed verification of its third assay, cortisol.

  In August 2020, Zomedica announced the appointment of Ann Cotter, who had served as VP Finance at the Company for the past two years, as its new Interim Chief Financial Officer. The Company also announced the resignation of Shameze Rampertab as Chief Financial Officer, effective August 14, 2020.

Summary Second Quarter 2020 Results

Zomedica recorded net loss and comprehensive loss for the three and six months ended June 30, 2020 of $5,307,990, or $0.02 per share, and $7,758,607, or $0.05 per share, compared to a loss of $2,404,427, or $0.02 per share, and $14,081,337, or $0.13 per share, for the three and six months ended June 30, 2019.

Research and development expense for the three months ended June 30, 2020 was $3,908,171 compared to $1,061,507 for the three months ended June 30, 2019, an increase of $ 2,846,664 or 268%.  The increase primarily resulted from a milestone expense of $3,000,000 recognized in accordance with our development and supply agreement with Qorvo Biotechnologies, LLC. (“Qorvo”) and increased regulatory fees.  This increase partially was offset by a reduction in salaries and bonuses of $129,234 and supplies of $39,730.

Research and development expense for the six months ended June 30, 2020 was $4,503,570 compared to $8,592,882 for the six months ended June 30, 2019, a reduction of $4,089,312 or 48%.  The decrease primarily was due to a reduction of $2,000,000 in milestone expenses relating to TRUFORMA™ under our development and supply agreement with Qorvo, a reduction of $736,841 in milestone expenses relating to our development of ZM-017 under our license and supply agreement with Celsee, Inc., a reduction of $933,754 in consulting expenses, a reduction of $188,157 in salaries, bonus and benefits, and a reduction of $73,882 in supplies.

General and administrative expense for the three months ended June 30, 2020 was $988,734, compared to $901,319 for the three months ended June 30, 2019, an increase of $87,415 or 10%. The increase primarily was due to an increase in salaries, bonuses and benefits of $52,202, inclusive of $135,844 in cost associated with options granted to employees in the period.  After adjusting for the stock option compensation expense, salaries decreased by $53,075.  This decrease was due to no bonuses being earned in the current period versus the prior period, offset by increases in salaries.  Other increases include rent expense of $75,672 relating to the reclassification of right-of-use asset amortization, $26,999 in insurance expense, and $14,192 in office expense.  These increases were offset by reductions in travel and accommodation expense of $62,080, marketing and investor relations expense of $11,078, office supplies of $4,314 and $4,178 for regulatory fees.

General and administrative expense for the six months ended June 30, 2020 was $2,272,261, compared to $4,113,677 for the six months ended June 30, 2019, a decrease of $1,841,416 or 45%. The decrease primarily was due to a reduction in salaries, bonuses and benefits of $2,142,824 as a result of a reduction in stock option compensation expense compared to the prior period.  After adjusting for the stock option compensation expense, salaries decreased $45,105.  This decrease was due to no bonuses being earned in the current period versus the prior period, offset in part by an increase in salary expense.  This decrease was partially offset by an increase in office expense associated with the expensing of furniture in the office space completed in the first quarter.

Professional fees for the three months ended June 30, 2020 were $282,791 compared to $231,647 for the three months ended June 30, 2019, an increase of $51,144 or 22%. The increase was due to additional legal fees associated with the COVID-19 pandemic disclosures, our offering activity and the appointment of our new Interim Chief Executive Officer.

Professional fees for the six months ended June 30, 2020 were $573,472 compared to $989,946 for the six months ended June 30, 2019, a decrease of $416,474 or 42%. The decrease was primarily due to expenses incurred in the prior period related to the preparation of our S-3 resale registration statement and our S-8 registration statement.

Liquidity and Outstanding Share Capital

As of June 30, 2020, Zomedica had cash of $29,103,049, compared to $510,586 as of December 31, 2019. The increase in cash during the six months ended June 30, 2019 resulted primarily from the financing activities described below, partially offset by cashflows used in operating and investing activities as discussed below.

Net cash used in operating activities for the three months ended June 30, 2020 was $5,720,528, compared to $8,436,011 for the three months ended June 30, 2019, a decrease of $2,715,483 or 32%. The decrease resulted primarily from a lower net loss in the second quarter of 2020 compared to the second quarter of 2019, offset in part by a reduction of current liabilities.

Net cash used in operating activities for the six months ended June 30, 2020 was $7,893,653, compared to $11,017,287 for the six months ended June 30, 2019, a decrease of $3,123,634 or 28%. The decrease resulted primarily from a lower net loss in the first half of 2020 compared to the first half of 2019, offset in part by a reduction in current liabilities and an increase in current assets.

Net cash from financing activities for the three months ended June 30, 2020 was $33,326,825, compared to $11,966,905 for the three months ended June 30, 2019, an increase of $21,359,920 or 178%.  The increase resulted primarily from the sale of our equity securities for total gross proceeds of approximately $23,998,783, as well as $9,826,359 cash received from warrant exercises, $1,465,500 cash received from pending warrant exercises, and cash received of $527,360 from the SBA’s Paycheck Protection Program, offset in part by increased stock issuance costs of $2,491,177.

Net cash from financing activities for the six months ended June 30, 2020 was $35,478,603, compared to $14,973,733 for the six months ended June 30, 2019, an increase of $20,504,870 or 137%.  The increase resulted primarily from the sale of our equity securities for total gross proceeds of approximately $26,498,783, cash received of $9,826,359 from warrant exercises, $1,465,500 cash received from pending warrant exercises, and cash received of $527,360 from the SBA’s Paycheck Protection Program, offset in part by stock issuance costs of $2,839,399.

Net cash used in investing activities for the three months ended June 30, 2020 was nil, compared to $5,477 for the three months ended June 30, 2019, a decrease of $5,477 or 100%.

Net cash from investing activities for the six months ended June 30, 2020 was $1,007,513, compared to net cash used of 74,563 for the six months ended June 30, 2019, an increase of $1,082,076 or 1,451%.  The increase in net cash from investing activities related to the cancellation and buyout of our office lease.

As of June 30, 2020, Zomedica had an unlimited number of authorized common shares with 361,039,946 common shares issued and outstanding.  As of August 10, 2020, Zomedica had 564,051,438 common shares issued and outstanding.

For complete financial results, please see Zomedica’s filings on EDGAR and SEDAR or visit the Zomedica website at www.ZOMEDICA.com.

About Zomedica

Based in Ann Arbor, Michigan, Zomedica (NYSE American:ZOM) is a veterinary health company creating products for companion animals (canine, feline and equine) by focusing on the unmet needs of clinical veterinarians. Zomedica’s product portfolio will include innovative diagnostics and therapeutics that emphasize patient health and practice health. With a team that includes clinical veterinary professionals, it is Zomedica’s mission to provide veterinarians the opportunity to lower costs, increase productivity, and grow revenue while better serving the animals in their care. For more information, visit www.ZOMEDICA.com.

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Reader Advisory

Except for statements of historical fact, this news release contains certain "forward-looking information" or “forward-looking statements” (collectively, “forward-looking information”) within the meaning of applicable securities law. Forward-looking information is frequently characterized by words such as "plan", "expect", "project", "intend", "believe", "anticipate", "estimate" and other similar words, or statements that certain events or conditions "may" or "will" occur and include statements relating to Zomedica’s expectations regarding the public offering. Although we believe that the expectations reflected in the forward-looking information are reasonable, there can be no assurance that such expectations will prove to be correct. We cannot guarantee future results, performance or achievements. Consequently, there is no representation that the actual results achieved will be the same, in whole or in part, as those set out in the forward-looking information.

Forward-looking information is based on the opinions and estimates of management at the date the statements are made and are subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those anticipated in the forward-looking information. Some of the risks and other factors that could cause the results to differ materially from those expressed in the forward-looking information include, but are not limited to: uncertainty as to whether our strategies and business plans will yield the expected benefits; uncertainty as to the timing and results of development work and pilot and pivotal studies, uncertainty as to the likelihood and timing of regulatory approvals, availability and cost of capital; the ability to identify and develop and achieve commercial success for new products and technologies; veterinary acceptance of our products; competition from related products; the level of expenditures necessary to maintain and improve the quality of products and services; changes in technology and changes in laws and regulations; our ability to secure and maintain strategic relationships; risks pertaining to permits and licensing, intellectual property infringement risks, risks relating to future clinical trials, regulatory approvals, safety and efficacy of our products, the use of our product, intellectual property protection, risks related to the COVID-19 pandemic and its impact upon Zomedica’s business operations generally, including Zomedica’s ability to develop its diagnostic products,  and the other risk factors disclosed in our filings with the SEC and under our profile on SEDAR at www.sedar.com. Readers are cautioned that this list of risk factors should not be construed as exhaustive.

The forward-looking information contained in this news release is expressly qualified by this cautionary statement. We undertake no duty to update any of the forward-looking information to conform such information to actual results or to changes in our expectations except as otherwise required by applicable securities legislation. Readers are cautioned not to place undue reliance on forward-looking information.

Investor Relations Contacts

PCG Advisory Group
Kirin Smith, COO
ksmith@pcgadvisory.com
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www.pcgadvisory.com

Media Contact:

Meredith Newman
mnewman@zomedica.com
+1 734.369.2555 ext. 119